UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2014 (March 20, 2014)

Union Pacific Corporation

(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of Incorporation)	1-6075 (Commission File Number)	13-2626465 (IRS Employer Identification No.)

1400 Douglas Street, Omaha, Nebraska (Address of principal executive offices)		68179 (Zip Code)

(Registrant’s telephone number, including area code): (402) 544-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Election of Directors.

At a regular meeting of the Board of Directors of Union Pacific Corporation (the Company) held on March 20, 2014, the Board of Directors, acting upon the recommendation of the Corporate Governance and Nominating Committee, elected David B. Dillon, age 62, to serve as a director of the Company, effective immediately. Mr. Dillon serves as the Chairman of the Board of The Kroger Company (Kroger) and was the Chief Executive Officer of Kroger from 2003 through 2013. Mr. Dillon served as the President of Kroger from 1995 to 2003. Mr. Dillon was elected Executive Vice President of Kroger in 1990 and was President of Dillon Companies, Inc. from 1986 to 1995. Mr. Dillon was a director of Convergys Corporation from 2000 to 2011 and has served as a director of Kroger Company since 1995 and DIRECTV since 2011. The Company issued a press release regarding the election of Mr. Dillon, which is attached hereto as Exhibit 99.1.

The Board of Directors did not appoint Mr. Dillon to serve on any committees at the time of the election. Information regarding any committee appointments will be provided in an amendment to this Current Report on Form 8-K.

All Company directors serve concurrently on the Board of Directors of the Company’s principal operating subsidiary, Union Pacific Railroad Company (the Railroad).

Item 8.01 Other Events.

On March 20, 2014, the Company announced that the Board of Directors elected John J. Koraleski to serve as Chairman of the Board of the Company and the Railroad. Mr. Koraleski is currently the President and Chief Executive Officer (CEO) of the Company and CEO of the Railroad. In accordance with Company policy, Mr. Koraleski, as an employee of the Company, will not receive any additional compensation for serving as Chairman of the Board of Directors. The Company issued a press release regarding the election of Mr. Koraleski, which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Union Pacific Corporation, dated March 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2014

UNION PACIFIC CORPORATION

By:	/s/ James J. Theisen, Jr.
James J. Theisen, Jr. Associate General Counsel

Exhibit Index

99.1	Press Release of Union Pacific Corporation, dated March 20, 2014